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FOURTH-QUARTER 2007 CONFERENCE CALL SCRIPT

LOU ANNE

Thank you and good afternoon everyone. Welcome to Media General’s Fourth-Quarter Conference Call and Webcast.

Before today’s market open, Media General announced earnings for the fourth quarter of 2007 and revenues for the month of December. Both press releases have been posted on our Web site. The comments from today’s conference call will also be posted on our Web site immediately following this call.

Today’s presentation contains forward-looking statements, which are subject to various risks and uncertainties. They should be understood in the context of the company’s publicly available reports filed with the SEC. Media General’s future performance could differ materially from its current expectations.

And now I will turn the call over to Marshall Morton, president and chief executive officer of Media General.

MARSHALL

Thank you, Lou Anne, and good afternoon everyone. Our comments today will cover our financial results for 2007 and our perspective on 2008. I’ll address the challenges faced by our company and industry, and what we at Media General have done, and are doing, to meet those challenges. I will also comment on recent disclosures by a hedge fund, called Harbinger, which has acquired a significant minority position in our Class A stock.

Starting with the year 2007, as you all know — for our company and for the entire industry— it was one of the most difficult in recent memory, perhaps in history.

Our industry faces a number of challenges—from the Internet, from structural changes in other industries that have historically been major purchasers of newspaper and television advertising, from a cyclical economy, and, for some companies, including Media General, from the currently depressed Florida economy.

In the face of all these challenges, we have moved aggressively to strengthen the company. We have done so with a great sense of urgency and in a variety of ways. For example:

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We launched a determined effort in early 2005 to increase advertising revenues and total audience by aggressively creating new print and online products that target diverse and untapped audiences. These include products and services targeted to specific demographic, geographic and topical communities of interest. Examples include hyperlocal newspapers with companion web sites, magazines for women and Spanish-speaking people, and publications focused on such topics as health and fitness. In 2007, the Publishing Division generated $40 million from new product initiatives and the Broadcast Division generated $22 million from similar efforts.

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We are rigorously focused on controlling expenses and reducing them wherever possible. This has been accomplished by consolidating and centralizing many back office and technical functions, by outsourcing customer service and circulation functions, and by carefully managing all controllable expenses. In the fourth quarter, Publishing Division expenses were down more than 5% from the prior year, excluding the effect of an extra week in 2006. Broadcast Division expenses for the period increased only 1.4%, not including higher depreciation expense related to our significant digital investment and also excluding the extra week in 2006.

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We have more closely balanced our publishing and broadcasting portfolios, including our purchase in mid-2006 of four NBC stations that will make us less dependent on the traditional newspaper business.

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We have successfully implemented, in six markets, a multimedia strategy to maximize our operating efficiencies and leverage the strengths of our newspapers, broadcasting and online assets. In Tampa, where we pioneered this approach, our media platforms have an unduplicated reach of more than 75% of the total market.

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We are aggressively investing in and growing our Interactive Media business. We offer a wide array of online products and services, including our very successful advergames, and we are expanding our alliances with online partners such as Yahoo!.

Media General, by taking these and many similar steps, is well-positioned to transition successfully from being “just” a newspaper company, or “just” a broadcast company, or “just” a company that has both newspaper and broadcast assets, to being a company that advertisers turn to, and depend on, for our ability to aggregate and deliver the target audiences they need to reach in the markets we serve—a company that enables advertisers to reach exactly the target customers they want, exactly when and exactly how they want and need to, in a highly cost-effective way.

It’s also worth pointing out that Media General has been in business now for nearly 160 years. We’ve been through many market cycles, experienced many market and technological disruptions, and dealt successfully with many challenges. Importantly, we are deeply embedded in the DNA of our region, which, despite the current housing-related recession in Tampa, remains one of the nation’s fastest-growing and economically robust.

Our industry is in transition. It is going to take time for us—and no doubt for our industry peers—to complete the transformation process we are currently pursuing. It’s frustrating for us—and we recognize that it’s frustrating for you—that our progress is not yet meaningfully reflected in our financial performance. People need credible information more than ever. No one in our region is better than Media General at gathering, analyzing, packaging and providing the local news, information and entertainment that our millions of customers want and need.

For that and other reasons, we remain confident that our financial results will improve over time, based on the steps we’ve been taking and on the fundamental strength of the company, of our publishing, broadcasting and Internet assets, and of our region.

I’d like to comment now on the recent developments concerning Harbinger. On January 25th, we received notice from Harbinger Capital Partners Master Fund, and an affiliate, seeking to nominate three individuals for election to Media General’s Board of Directors at our Annual Meeting of Shareholders on April 24, 2008. Yesterday, we received a letter from Harbinger indicating, after many months of failing to return our repeated calls, that they would now welcome a dialogue and/or a meeting with us at “the earliest opportunity.”

We continue to be puzzled as to what Harbinger hopes to achieve by its actions. This hedge fund appears to have a high portfolio turnover rate, rotating out of numerous holdings every six to twelve months. A Board member having such a short-term perspective would be disruptive to our company and would, in our view, be adverse to the legitimate, long-term interests of all Media General stockholders.

Since Harbinger first disclosed this past summer that it had acquired a 9.1 percent stake in Media General’s Class A stock, including last week, when it disclosed that it had increased its economic interest in our stock to more than 21 percent, we have sought repeatedly to talk with Harbinger and learn what is on their mind. Until yesterday, however, Harbinger has expressed no interest in meeting with us and has not returned our calls.

We welcome Harbinger’s willingness to engage in a dialogue with us. We look forward hearing what they have to say and to giving them our perspective on the issues they have raised such as corporate governance, strategic direction and capital allocation.

As we have been telling all of our shareholders for some time, Media General has taken many strategic, operational and financial steps in response to the challenges facing the newspaper and broadcast industries today and, with respect to Media General in particular, in response to the currently depressed Florida economy.

We expect each of our current Directors elected by our Class A stockholders to stand for re-election at this year’s Annual Meeting. They are eminently qualified to serve on our Board of Directors and have the experience to move our company forward in a positive fashion.

When we talk with Harbinger, I will urge them, once again, to abandon the and thoroughly unwarranted course of action on which they have embarked —a course of action that can only result in needless expense and a needless distraction from our continuing efforts to build Media General’s value not just for Harbinger, but for all Media General shareholders.

Turning to the specifics of our financial results, Media General’s fourth-quarter results reflected the impact of the ongoing challenges I’ve described earlier. In addition, our fourth-quarter results included several one-time items that I would like to discuss and then move into a discussion of operations.

The first one-time item that appears on our income statement is a gain on an insurance recovery in the amount of $17.6 million, or $11 million after tax, related to a June 2007 fire at our Richmond Times-Dispatch printing plant. One of three presses was destroyed. Fortunately, no one was hurt and normal operations resumed quickly.

As a result of losing the third press, we have lost some flexibility at the plant, for maintenance scheduling and such things, but, at the same time, we do not intend to replace the press that was destroyed with the same equipment. At some point, we are likely to pursue a strategy of incorporating new equipment that would provide color printing capabilities that we do not currently have, and it would serve the needs of not only the Richmond Times-Dispatch, but all of our Central Virginia newspapers. While no plan is currently on the table, such a strategy would be modeled after our success in Bristol, Virginia and Opelika, Alabama, where we are realizing significant new revenues from color and commercial printing on our new presses in those markets. In the meantime, more than $40 million of insurance proceeds were used to repay debt prior to year end.

Let’s move now to items related to our investment in SP Newsprint. We are pleased that SP’s strategic review that began in the middle of last year resulted in the announcement on January 18 of a sale to White Birch Paper Company. When the transaction is completed, we will have $37-$40 million in proceeds, which we plan to use for debt repayment. Selling our one-third interest in SP will eliminate the earnings volatility we have experienced in recent years from that investment. Moreover, the sale will enable us to focus fully on our core business as a pure media company.

We believe we have captured in an accrual in our 2007 fourth quarter the lion’s share of any P&L impact we would have from SP Newsprint between now and closing, except for the normal accounting true-up at the close, as long as SP’s business continues to perform as expected. Our fourth-quarter accrual for a non-cash book loss on our SP investment was $10.7 million or $6.5 million after tax.

Also, as a result of the sale agreement, SP expensed certain transaction costs and wrote down some of the goodwill on its books. Our share of SP’s write-down in the fourth quarter was $4.4 million.

In addition to the write-downs, our share of SP’s operating loss for the fourth quarter was $6.8 million. Newsprint price deterioration of approximately $75 per ton and raw material cost increases were the predominant reasons for SP’s year-over-year performance decline.

Let me now discuss the last significant infrequent item in our fourth-quarter results. As you know, we have initiated a process to explore the sale of five television stations. As of the end of December, we were far enough along in the process to classify three of these stations, and their associated websites, as “held for sale” and we reported their results as discontinued operations. They include our stations in Alexandria, Louisiana, Panama City, Florida, and Toccoa, Georgia. The divestitures are expected to occur during the first half of 2008, and they could occur in more than one transaction.

We continue to pursue the sale of two other stations – those located in Lexington, Kentucky and Jacksonville, Florida. The three stations held for sale, taken alone, produce an estimated $2 million loss. Assuming agreement with buyers for the remaining two stations at reasonable multiples, we expect that we will report a gain on the sale of all five together when all are completed. Net proceeds from the sale of any television stations will be used to reduce debt.

Now let’s turn to a discussion of operations for the fourth quarter. As a reminder, our 2007 fourth quarter had 13 weeks and our 2006 fourth quarter had 14 weeks. The extra week in 2006 contributed an estimated $18.5 million of revenues and $2.5 million of net income.

In the 2007 period, the decline in income was chiefly attributable (no surprise here) to markedly lower Political revenue compared to the record $33 million in the 2006 fourth quarter, from the absence of the Winter Olympics this year, and from the severe economic downturn in Florida, which had a significant unfavorable effect on all of our Tampa operations, especially The Tampa Tribune, but also WFLA and TBO.com.

In the Publishing Division, all major advertising categories were challenged. The Tampa market had pronounced declines as nearly all sectors of the economy are now enveloped by the troubles that began in the real estate market. In Tampa last year, we streamlined a variety of operations and eliminated more than 150 jobs in order to align expenses with the revenue environment. Our Tampa properties have also moved aggressively to develop new lines of business and to exploit pockets of opportunity in Classified.

At the same time, several of our newspapers, including the Richmond Times-Dispatch and a number of our community papers, reported profit increases in 2007.

In fact, the Publishing Division realized success on many fronts in 2007. In addition to generating $40 million of revenue from selling new products and solutions to our customers, as I previously noted, the division significantly reduced expenses.

Outsourcing customer service operations was implemented at all three of its metro newspapers, not just Tampa.

Last year also saw further consolidation of our newspaper printing sites. We moved printing and inserting of our Rockingham County newspapers into Danville and Lynchburg. We took advantage of several opportunities to expand the use our press capacity in 2007. We started printing USA Today in Tampa in the early part of the year, and we finished converting the web-widths at all of our newspapers to 48 inches in November. As a result of this and many other newsprint conservation efforts, along with decreased usage overall, we achieved a reduction in our newsprint consumption of almost 14% in 2007.

Publishing Division expenses decreased by 3.9% for the year, excluding the extra week in 2006. The expense decline was attributable to the initiatives just described plus lower employee benefits (healthcare, retirement related, and disability insurance expenses) and lower salary expense resulting from a reduction in FTEs at virtually every newspaper, plus keeping certain budgeted positions unfilled.

As we look out into 2008 for our Publishing Division, we expect a continuation of severe advertising pressure, especially in Florida, where we do not believe we have seen a bottom in the state’s economic downturn. And, as you all know, newsprint prices are increasing.

Although we may continue to see a decline in the demand for traditional print newspaper products, we are confident that there will always be a strong demand for local news, information and advertising solutions. We are well-positioned to be the leading provider of those products and services in our markets. Our challenge is continually to find new and innovative products and methods of delivering those products and services. Much of the decline we have experienced can be tied to a couple of specific industries (namely, automotive and real estate) and the economic downturn in our largest market (Tampa) and we do believe that these economic trends are cyclical in nature and should rebound.

We do recognize, however, that some of the decline is not cyclical but more of a structural shift that will leave a void that must be bridged with growth from new products and services.

We will continue our research-driven approach to our newspaper content and to our Web First initiatives, as well as our focus on new products and services, all of which are designed to drive total audience growth and provide important advertising vehicles for our customers.

In the Broadcast Division, while the extra week played a role, the drop in operating profits from 2006 to 2007 is largely attributable to the record level of Political revenues in 2006 and the relative lack of such revenues in 2007.

At the same time, because of the early primaries in 2008, political revenues became more of a factor in 2007 than they normally would be in an off-election year, and we generated more than $4 million in Political advertising revenues in the 2007 fourth quarter.

As I mentioned earlier, the Broadcast Division generated $22 million from new products and also derived significant success from other revenue building block initiatives, such as co-op advertising and advertiser package incentives. At our four new NBC stations, we completed our sales training programs and moved to performance-based compensation plans, and effectively positioned these stations to become more effective service providers to local advertisers, a focus that was not as much a part of their culture as NBC owned and operated stations.

The Broadcast Division has just completed the centralization of its graphics operations at a new facility in Richmond, adding on to the approach we already use for central traffic and central master control for our CBS and NBC groups of stations.

Turning now to our Interactive Media Division, its results in the fourth quarter had several different components. More than half of the $2.6 million loss the division posted was due to a $1.4 million write-down of an investment in a small public company that produces interactive entertainment.

Operationally, this division is making excellent progress driving online revenue growth as a result of a multifaceted focus to aggressively develop the content on our Web sites that are associated with our newspapers and televisions stations. We are effectively leveraging the intellectual capital of our traditional platforms to support the Web-First approach to news that we launched last year in all of our newsrooms.

In 2007, interactive media revenue overall increased approximately 40%, including our advergaming business, which had an outstanding year and helped overcome a shortfall in online classified revenues.

We are realizing enormous success with our foray into our web-based advergaming business. Blockdot transformed a prior-year loss of $1.2 million on revenues of $3.1 million into operating profits in 2007 of $2.6 million on revenues of $8.8 million. This outstanding performance was due to Blockdot’s great success in signing and delivering on large advergaming projects with companies like Microsoft, General Motors, and AT&T.

Online Local and National revenues increased over the prior year by approximately 50% each.

To further drive online sales, we added “feet on the street”. We also developed a compensation model for online sellers that drives over-performance and integrates market level objectives with compensation strategy. And, we’ve created an Achiever’s Club for top online sellers across all divisions.

One of the most important achievements of 2007 was a broad and deep restructuring of the Interactive Media Division’s management team, including the naming of a new Division President, who has a long record of success in creating and growing local online enterprises.

On December 18, 2007, the Federal Communications Commission adopted a new newspaper/broadcast cross-ownership rule, which allows a company to own newspapers and broadcast stations in the Top 20 U.S. markets if certain standards are met. In addition, the FCC has advised that it will grant permanent waivers to our existing combinations in the Tri-Cities, Myrtle Beach-Florence, Columbus and Panama City markets, which have been operating successfully on a converged basis for many years. As you know, our Tampa combination has been grandfathered since 1975. We’re gratified by the FCC’s action; it is, for us, an official recognition of what we’ve been saying for years: that common ownership and convergence allow us to serve local communities better, and with greater amounts of high-quality local news and information that is tailored to their needs. In short, this business model gives us more tools and allows us to do a better job reaching our audiences as, when and where they want. We think this ultimately leads to more eyes on our products, and that, of course, is critical to our competitive success. At the same time, we continue to believe that the benefits of cross-

ownership should be available to communities of all sizes, and so we will continue to press for relief in all markets, regardless of size.

Touching on a couple of additional key metrics for 2007, capital expenditures of $78 million were lower than the $94 million spent in 2006. This year we expect capital expenditures to be approximately $45 million.

Debt was reduced $19 million during the year and the year-end balance was $898 million, which represents 50% of total capital.

Net cash provided by operating activities of $131 million, coupled with the insurance proceeds from the press fire, were used for capital expenditures, the repurchase of 1.5 million shares of our stock, dividends, and debt repayment.

Looking ahead, even if there is a mild recession, we expect 2008 to be a much better year than 2007 for Media General because it is a Presidential election year and because we will have the Summer Olympics on our NBC stations. In addition to television advertising, we are pursuing online Political advertising, and we have created on-air and online Olympics packages that will be sold at the local level in all NBC markets.

While we can’t predict when the fundamental strength, stability and intrinsic value of Media General will once again be reflected in our stock price, we believe in the continuing importance and value of print and broadcast, as well as online media, and in the fundamental strength and long-term earning power of Media General, for a number of reasons.

•	People want and need credible local news and information; and our experience and research-driven operating style distinguish us as expert providers of both in all of the communities we serve;

•	Increasingly, we provide this local news and information as, when and where our individual customers want it;

•	Advertisers continue to need to reach local audiences, and in the Southeast region, we continue to be the best way for them to do so through whichever channels work best for their customers;

•	We are market aggregators for our advertisers, and the aggregation strategies, resources, skills and tools we offer advertisers distinguish us from the rest of our industry

In short, despite the challenges faced by our company and industry, we continue to believe, and remain highly confident, that the long-term outlook for Media General, and for our shareholders, in this information-hungry age, is bright.

That concludes our formal remarks. Reid Ashe, our chief operating officer, and John Schauss, our chief financial officer, are here with me and we will now be pleased to take your questions.

About Media General

Media General is a multimedia company operating leading newspapers, television stations and online enterprises primarily in the Southeastern United States. The company’s publishing assets include three metropolitan newspapers, The Tampa Tribune, Richmond Times-Dispatch, and Winston-Salem Journal; 22 daily community newspapers in Virginia, North Carolina, Florida, Alabama and South Carolina; and more than 150 weekly newspapers and other publications. The company’s broadcasting assets include 23 network-affiliated television stations that reach more than 32 percent of the television households in the Southeast and nearly 9.5 percent of those in the United States. The company’s interactive media assets include more than 75 online enterprises that are associated with its newspapers and television stations.

Media General will file a proxy statement in connection with its 2008 annual meeting of stockholders. Media General stockholders are strongly advised to read the proxy statement and the accompanying white proxy card when they become available, as they will contain important information. Stockholders will be able to obtain this proxy statement, any amendments or supplements to the proxy statement and other documents filed by Media General with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. Copies of the proxy statement and any amendments and supplements to the proxy statement will also be available for free at Media General’s Internet website at www.mediageneral.com or by writing to Media General, Inc., P.O. Box 85333, Richmond, Virginia 23293. In addition, copies of the proxy materials may be requested by contacting our proxy solicitor, D.F. King & Co. at (800) 487-4870 toll-free or by email at info@dfking.com.

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Investor Contact: Lou Anne Nabhan (804) 649-6103	Media Contact: Ray Kozakewicz (804) 649-6748

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